EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Applied Nanotech Holdings, Inc. Technology (APNT) of our report dated February 26, 2010, on the consolidated financial statements of Applied Nanotech Holdings, Inc. and its subsidiaries, as of December 31, 2009, included in the Corporation’s Annual Statement on Form 10-K, filed pursuant to the Securities Exchange Act of 1934, and to the reference to our Firm under the caption “Experts” included in this registration statement.

Austin, Texas
November 9, 2010

/s/ Padgett, Stratemann & Co. L.L.P.

Padgett, Stratemann & Co. L.L.P.